LOCATION BASED TECHNOLOGIES COMPLETES PILOT RUN OF NEW PERSONAL LOCATOR DEVICES – THE POCKETFINDER®

New low cost personal, pet and asset locator solution benefits families and businesses

IRVINE, Calif., March 30, 2011 --Location Based Technologies, Inc. (OTCBB:LBAS), a leading-edge service provider of personal, pet and asset location devices, announces the completion of the pilot run of market ready PocketFinder® devices this week.  The Company will begin delivering several hundred devices to U.S. as well as International distributors with most having tested early prototypes of our product set.  Targeted distributors include pet product retailers and wholesalers, Tier 1 telecom providers, and several government agencies.

“These low cost devices include the latest in GPS and wireless technology.  By being one of the first applications to use a Gemalto embedded SIM and AT&T’s indoor location capability, our personal locator devices are stronger and better than designs that use GPS only technology and traditional SIM’s,” said Dave Morse, CEO of Location Based Technologies.  “Our goal is to provide low cost devices that are robust and reliable in the most challenging environments,” added Morse.

“I had a personal need, as a single parent,” explains Joe Scalisi, LBT’s Chief Development Officer, “to know where my son was even when I couldn’t be there.  I also recognized that most families could not afford to buy existing GPS devices that were currently on the market.  So, we built the PocketFinder® to be more reliable, cheaper, better, and stronger.  It’s built for a kid, a pet, the military, or for rugged business use.”

This marks the beginning of entry into the business stage of volume manufacturing and sales for high value personal locators that are small, waterproof, and easy to use.  Miniaturized PocketFinder® devices are built to optimize the way that businesses, and families, are able to stay connected to other people, pets or assets.  Along with its existing vehicle location system, the quad-band personal locator design works on any GSM network world-wide.

The company has enhanced the ability for all account members to stay in contact by developing the ability to turn GPS enabled smartphones into a “PocketFinder®” with all the benefits of real-time location, zone and speed alerts, and history of travel for a small monthly service fee.  The apps are available for Google’s Android, Apple’s iPhone, Windows Mobile, and RIM’s BlackBerry smartphones.

About Location Based Technologies, Inc.

Location Based Technologies, (OTCBB:LBAS - News), headquartered in Irvine, CA, is a leading-edge provider of personal, pet and asset location devices.  LBAS designs and develops leading-edge locator devices with services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contacts:

David Morse
Location Based Technologies
(888) 600-1044 ext 5
dave@pocketfinder.com

Terry McGovern
Vision Advisors
Investor Relations
(888) 600-1044 ext 3
mcgovern@visionadvisors.net